UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 2, 2007

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 18, 2006, TriQuint Semiconductor, Inc. (the “Company”) received notice that a suit had been filed against it by StratEdge Corporation (“StratEdge”) for patent infringement in the United States District Court, Southern District of California. StratEdge filed an amended complaint on June 30, 2006. In the amended complaint StratEdge alleged that the Company makes, manufactures, markets, promotes, advertises, offers for sale, and/or sells power amplifiers in packages that infringe one or more claims of StratEdge patent numbers 5,753,972, 6,172,412, 6,271,579, 5,736,783, and 5,692,298 (“the Asserted Patents”). The Company filed an answer to the original complaint on February 7, 2006, and an answer to the amended complaint on July 17, 2006, denying the plaintiff’s allegations. The plaintiff sought, among other items, an injunction against further infringement, full compensation for all damages attributable to the infringement in an amount according to proof at trial but not less than a reasonable royalty, delivery to StratEdge for destruction of all products that are found to infringe the Asserted Patents, and reasonable attorney’s fees. StratEdge also alleged willful infringement of the Asserted Patents and a declaration that the case is exceptional.

On April 2, 2007, the Company and StratEdge entered into a Settlement Agreement and Mutual Release (the “Agreement”) pursuant to which the Company and StratEdge agreed to:

•	the dismissal of the suit described above, with prejudice, within 10 days of the payment by the Company of $375,000 to StratEdge;

•	a mutual release of claims by StratEdge and the Company, except that StratEdge’s release does not apply to parties to the suit other than the Company

•	the payment by the Company of an aggregate of $625,000 (inclusive of the $375,000 referenced above) to StratEdge; and

•

the grant by StratEdge of a license to the Company of the patents at issue in the suit, as well as other patents owned by StratEdge, with certain exceptions, which shall be worldwide, nonexclusive and perpetual and royalty-free.

The Company had previously reserved $625,000 in connection with the suit by StratEdge and does not expect it to have any impact on its financial condition or results of operations in the period ending March 31, 2007 or future periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEPHANIE J. WELTY
Stephanie J. Welty Vice President and Chief Financial Officer and Secretary

Date: April 5, 2007